EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

dated as of April 17, 2008

among

CREATIVE CATALOGS CORPORATION,

as Purchaser,

and

REDENVELOPE, INC.,

as Seller

5.7	No Other Representations or Warranties	19

ARTICLE VI COVENANTS OF SELLER; OTHER AGREEMENTS		19
6.1	Consents and Approvals	19
6.2	Access to Information and Facilities	20
6.3	Conduct of the Business Pending the Closing	20
6.4	Notification of Certain Matters	21
6.5	Further Assurances	21
6.6	Bankruptcy Actions	21
6.7	Exclusivity; Solicitation	22
6.8	Confidentiality; Non-Disclosure	23
6.9	Other Bids	23
6.10	Excluded Assets and Liabilities	23
6.11	Non-Seller Subsidiaries	23
6.12	Taxes	24
6.13	Payments	24

ARTICLE VII COVENANTS OF PURCHASER		24
7.1	Assumed Obligations	24
7.2	Operation	24
7.3	Further Assurances	25

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		25
8.1	Warranties True as of Both Present Date and Closing Date; Covenants	25
8.2	Bankruptcy Condition	25
8.3	Material Adverse Change	27
8.4	Litigation	28
8.5	Approvals	28
8.6	Closing Certificate	28

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		28
9.1	Warranties True as of Both Present Date and Closing Date	28
9.2	Bankruptcy Court Approval	28
9.3	Litigation	28
9.4	Approvals	29
9.5	Closing Deliveries	29

ARTICLE X CLOSING		29
10.1	Closing	29
10.2	Deliveries by Seller	29
10.3	Deliveries by Purchaser	30
10.4	Form of Instruments	30

ARTICLE XI TERMINATION; TERMINATION PAYMENT		30
11.1	Termination	30
11.2	Breakup Fee and Expense Reimbursement	31
11.3	Effect of Termination or Breach	32

ARTICLE XII ADDITIONAL POST-CLOSING COVENANTS		33
12.1	Employees	33
12.2	Joint Post-Closing Covenants of Purchaser and Seller	33
12.3	Certain Consents	33
12.4	Post-Closing Operation of Seller; Name Changes	34
12.5	Accounts Receivable; Collections	34
12.6	Tax Matters	34

ARTICLE XIII MISCELLANEOUS		34
13.1	Survival	34
13.2	Expenses	35
13.3	Amendment	35
13.4	Notices	35
13.5	Waivers	36
13.6	Counterparts and Execution	36
13.7	SUBMISSION TO JURISDICTION	36
13.8	Governing Law	36
13.9	Binding Nature; Assignment	37
13.10	No Third Party Beneficiaries	37
13.11	Construction	37
13.12	Public Announcements	37
13.13	Entire Understanding	37
13.14	Closing Actions	38
13.15	Conflict between Transaction Documents	38

SCHEDULES

Schedule 2.1(a)(iv)	-	Assumed Executory Contracts
Schedule 2.3(e)	-	Additional Excluded Assets
Schedule 4.9	-	Brokers
Schedule 4.10		Intellectual Property
Schedule 6.3(d)(iv)		Employpees of Seller

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of April 17, 2008, by and among Creative Catalogs Corporation, a Delaware corporation, or its assignee (the “Purchaser”), and RedEnvelope, Inc., a Delaware corporation (the “Seller”).

In consideration of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions. Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

“Acquired Assets” shall have the meaning set forth in Section 2.1(a) hereof.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Affiliated Group” means an affiliated group as defined in section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which Seller is or has been a member.

“Agreement” means this Asset Purchase Agreement, including all the Schedules hereto, as the same may be amended, modified or waived from time to time in accordance with its terms.

“Allocation” shall have the meaning set forth in Section 12.6 hereof.

“Alternative Transaction” means any transaction occurring after the Bidding Procedures Order is entered involving the consummation of the sale pursuant to section 363(b) of the Bankruptcy Code of all or a material portion of the Business by the Seller to a purchaser or purchasers other than the Purchaser and/or one or more of its Affiliates at any time during the pendency of the Chapter 11 Case.

“Assignment and Assumption” shall have the meaning set forth in Section 10.2(b) hereof.

“Assumed Executory Contracts” means all Contracts and Leases identified in Schedule 2.1(a)(iv).

“Assumed Obligations” shall have the meaning set forth in Section 2.2(a) hereof.

“Assumed Post-Petition Obligations” shall have the meaning set forth in Section 2.2(b).

“Auction” shall mean the auction conducted by Seller pursuant to the Bidding Procedures Order and Section 8.2(d) hereof for substantially all of the Acquired Assets.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of California, San Francisco Division.

“Bid” or “Bids” shall have the meaning set forth in Section 6.9 hereof.

“Bidders” shall have the meaning set forth in Section 6.9 hereof.

“Bidding Procedures Order” means the order of the Bankruptcy Court, in the form reasonably acceptable to the Purchaser which includes, among other things, (i) the Breakup Fee, Expense Reimbursement and all other payments to Purchaser arising under this Agreement as obligations of the Seller having super-priority as administrative expenses under section 364(c)(1) of the Bankruptcy Code in the Chapter 11 Case, (ii) Purchaser’s designation as the stalking horse bidder together with the provisions of this Agreement to be performed by Seller before the Closing; (iii) obligations setting a deadline for the filing of objections to the entry of the Sale Order, (iii) scheduling the Auction in accordance with the terms of this Agreement, (iv) scheduling the Sale Hearing, (v) providing for competitive bidding procedures pursuant to which competing offers may be solicited, made and accepted and containing the terms specified in Sections 8.2(d) and 11.2 hereof and (vi) approving and implementing the provisions of Sections 6.6, 6.7, 8.2(d) and 11.2 hereof.

“Books and Records” means all records and lists of Seller including: (i) all merchandise, analysis reports, marketing reports and creative material pertaining to the Acquired Assets, the Facilities or the Business, (ii) all records relating to past or present customers, suppliers or personnel of Seller (including customer lists, mailing address lists, e-mail address lists, recipient lists, sales records, correspondence with customers, customer files and account histories, supply lists and records of purchases from and correspondence with suppliers and any other written or electronic identifiable data relating to past or present customers or suppliers of the Business or personnel of Seller which has been created by Seller or its representatives, agents or employees), all records relating to all product, business and marketing plans of Seller, and (iii) all books, ledgers, files, reports, plans, drawings and operating records of every kind of Seller; provided, however, “Books and Records” shall not include any records exclusively related to the Excluded Assets or Seller’s minute books, stock books and Tax Returns.

“Breakup Fee” shall have the meaning set forth in Section 8.2(d)(i) hereof.

“Business” means the business activities carried on by or on behalf of Seller.

“Chapter 11 Case” means the case commenced by Seller under chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court.

“Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

“Closing” shall have the meaning set forth in Section 10.1 hereof.

“Closing Date” shall have the meaning set forth in Section 10.1 hereof.

“Closing Date Inventory” shall have the meaning set forth in Section 3.2 hereof.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 3, 2008, between Purchaser and Seller.

“Contract” means any agreement, contract, commitment or other binding arrangement or understanding, whether written or oral, to which Seller is a party and which Seller is permitted under the Bankruptcy Code and applicable law to assume and assign other than an Employee Benefit Plan.

“Copyright Assignment” means a copyright assignment in form and substance reasonably satisfactory to Purchaser.

“DIP Amount” means the amounts, as of the date of the Closing, of all of Seller’s obligations to the Lenders under the DIP Facility, including, without limitation, any obligations thereunder for unpaid interest, costs, fees, and expenses.

“DIP Facility” means the Loan Agreement (Debtor-in-Possession) dated on or about the date hereof, entered into by and among Seller, as borrower and a debtor in bankruptcy, the agents for the lenders thereunder, and such other the parties thereto from time to time as lenders.

“Disclosure Schedules” shall have the meaning set forth in Section 4.1 hereof.

“Dollars” or “$” means dollars of the United States of America.

“Excluded Assets” shall have the meaning set forth in Section 2.3 hereof.

“Excluded Contracts” shall have the meaning set forth in Section 2.3(b) hereof.

“Excluded Environmental Liabilities” means any Liability or investigatory, corrective or remedial obligation, arising under environmental Laws with respect to Seller or any predecessor or Affiliate of Seller, arising out of or relating to the operation, use or environmental condition of the Business, the Acquired Assets or the Facilities prior to the Closing (including any arising from the on-site or off-site Release, threatened Release, treatment, storage, disposal, or arrangement for disposal of, or exposure to Hazardous Substances) whether or not constituting a breach of any representation or warranty herein and whether or not set forth on any Disclosure Schedule.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4 hereof.

“Expense Reimbursement” shall have the meaning set forth in Section 8.2(d)(i) hereof.

“Facilities” means collectively the premises at which Seller operates the Business, namely (i) Seller’s corporate headquarters facility of approximately 28,000 square feet of office space located in San Francisco, California, (ii) Seller’s fulfillment center of approximately 240,000 square feet located in Lockbourne, Ohio and (iii) Seller’s customer sales and service center of approximately 13,000 square feet located in San Diego, California.

“Final Order” means an Order as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

“GAAP” means, at a given time, United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Highest or Best Bid” shall have the meaning set forth in Section 8.2(d)(viii) hereof.

“Indebtedness” with respect to any Person means any obligation of such Person for borrowed money, and in any event shall include (i) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business, (ii) the face amount of all letters of credit issued for the account of such Person, (iii) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (iv) capitalized lease obligations, (v) all guarantees and similar obligations of such Person, (vi) all accrued interest, fees and charges in respect of any indebtedness and (vii) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) inventions (whether or not patentable or reduced to practice), all improvements thereto, and patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and counterparts thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, internet domain names, corporate names and all other indicia of origin, together with all translations, derivations and combinations thereof, and together with all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) works of authorship (whether or not copyrightable), and copyrights, mask works and copyrightable works, and applications, registrations and renewals in connection therewith; (iv) trade secrets, know-how and other confidential, proprietary or business information (including ideas, research and development, formulas, compositions, manufacturing, production and other processes and techniques, methods, designs, technical and other data, charts, plans, diagrams, drawings and specifications, customer and supplier lists and business, marketing and other plans, studies and proposals); (v) computer software (including source code, executable code data, databases and documentation) and systems; (vi) copies and tangible embodiments of any of the foregoing in whatever form or medium; (vii) all other intellectual property and proprietary rights; and (viii) the right to sue and recover for any past, present or future infringement, misappropriation, dilution or any other causes of action, and to recover or collect any damages, proceeds, income, royalties or other payments in connection with or relating to any of the foregoing.

“Intellectual Property Assignments” means the Trademark Assignment and the Copyright Assignment.

“Inventory” means all inventory of any kind or nature owned by Seller, including all raw materials, work in process, semi-finished and finished products, replacement and spare parts, packaging materials, operating supplies, and fuels and other and similar items.

“Knowledge of Seller” shall mean the actual knowledge of each of Seller’s Chief Executive Officer, Chief Financial Officer and Chief Marketing Officer.

“Law” means any law, statute, regulation, ruling, or Order of, administered or enforced by or on behalf of, any Governmental Authority, or common law.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), including any liability for Taxes.

“Lien” or “Liens” means any lien (statutory or otherwise), hypothecation, encumbrance, Claim, Liability, security interest, interest, mortgage, pledge, restriction, charge, instrument, license, preference, priority, security agreement, easement, covenant, encroachment, option, right of recovery, Tax (including foreign, federal, state and local Tax), Order of any Governmental Authority, of any kind or nature (including (i) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing, (ii) any assignment or deposit arrangement in the nature of a security device, (iii) any claim based on any theory that Purchaser is a successor, transferee or continuation of Seller or the Business, and (iv) any leasehold interest, license or other right, in favor of a Third Party or a Seller, to use any portion of the Acquired Assets), whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“Material Adverse Change” or “Material Adverse Effect” means any event, condition, development or effect that individually or in the aggregate with all other events, changes, conditions, developments and effects, is or is reasonably likely to be materially adverse to (i) the Acquired Assets and Assumed Obligations or (ii) the ability of Seller to perform its obligations under this Agreement, provided, however, that none of the following shall be deemed in and of itself, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change or a Material Adverse Effect: (a) the filing of the Chapter 11 Case, (b) changes in economic conditions generally or in the industries in which Seller operates, except to the extent such changes have a disproportionate effect on Seller, (c) any change of Law, accounting standards or regulatory policy, (d) changes or adverse conditions in the securities markets, including those relating to debt financing, except to the extent such changes have a disproportionate effect on Seller, and (e) any actions specifically required to be taken pursuant to this Agreement.

“Order” means any decree, order, injunction, rule, judgment, consent of or by any Governmental Authority.

“Ordinary Course of Business” means the operation of the Business by Seller in the usual and ordinary course in a manner substantially similar to the manner in which Seller operated, consistent with past practice prior to the date hereof, subject to any obligations as a debtor under the Bankruptcy Code or any order of the Bankruptcy Court.

“Permits” means licenses, permits, approvals, certificates of occupancy, authorizations, operating permits, registrations, plans and the like.

“Permitted Liens” means easements, covenants, conditions, restrictions and other similar matters of record on real property, leasehold estates or personalty that do not in any material respect detract from the value thereof and do not individually or in the aggregate in any material respect interfere with the present use of the property subject thereto.

“Person” means any corporation, partnership, joint venture, limited liability company, organization, entity, authority or natural person.

“Petition Date” means the date the Chapter 11 Case is commenced.

“Post-Petition Accounts Payable” shall mean post-petition trade account payables incurred in the Ordinary Course of Business and other post-petition current Liabilities incurred in the Ordinary Course of Business. Post-Petition Accounts Payable shall not include Liabilities arising from breach of contract, breach of warranty, tort, infringement or other violation of the rights of another Person (including any Intellectual Property rights), lawsuits or violation of Law.

“Post-Petition Employee Compensation” shall mean post-petition obligations with respect to any unpaid wages, salary, unused vacation or sick leave earned and accrued (to the extent not paid) with respect to the Rehired Employees.

“Proceeding” means any claim, charge, complaint, dispute, demand, action, investigation, inquiry, audit, suit in equity or at Law, administrative, regulatory or quasi-judicial proceeding, arbitration, account, contribution, and/or other causes of action of whatever kind or character.

“Purchase Price” shall have the meaning set forth in Section 3.1(a) hereof.

“Purchase Price Protection” means bid protection as approved by the Bankruptcy Court which shall require any competing initial bid from a Third Party purchaser (other than the stalking horse bidder) to exceed the Purchase Price by an amount equal to the Breakup Fee and Expense Reimbursement plus an amount not less than $500,000 as shall be set forth in the Bidding Procedures Order.

“Purchaser” shall have the meaning set forth in the preamble hereof.

“Qualifying Bid” shall have the meaning set forth in Section 8.2(d)(vii) hereof.

“Rehired Employees” shall have the meaning set forth in Section 12.1 hereof.

“Rule” or “Rules” means the Federal Rules of Bankruptcy Procedure.

“Sale Hearing” means the hearing of the Bankruptcy Court to approve this Agreement and the transactions contemplated herein.

“Sale Motion” shall have the meaning set forth in Section 6.6(b) hereof.

“Sale Order” means the Final Order of the Bankruptcy Court, in form reasonably acceptable to the Purchaser and to be filed with the Bankruptcy Court on or before two (2) business days before the Sale Hearing to be entered by the Bankruptcy Court pursuant to sections 363 and 365 of the Bankruptcy Code.

“Schedules” means the schedules attached hereto (including the Disclosure Schedules).

“Seller” shall have the meaning set forth in the preamble hereof.

“Subsidiary” means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” and, with correlative meaning, “Taxes” mean with respect to any Person (i) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including any income, alternative or add-on minimum tax, estimated gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital stock franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, real property, personal property, unclaimed property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, charge, or tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) whether such Tax is disputed or not, (ii) Liability for the payment of any amounts of the type described in clause (i) above relating to any other Person as a result of being party to any agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated, consolidated, combined, unitary or other group with such other Person, or (iii) Liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Return” means any report, return, declaration, claim for refund or other information or statement relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Third Party” means any Person other than Seller, Purchaser or any of their respective Affiliates.

“Trademark Assignment” means the trademark assignment in form and substance reasonably satisfactory to Purchaser.

“Transaction Documents” means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

1.2 Rules of Construction. Unless the context otherwise clearly indicates, in this Agreement:

(a) the singular includes the plural;

(b) “includes” and “including” are not limiting;

(c) “may not” is prohibitive and not permissive; and

(d) “or” is not exclusive.

ARTICLE II

PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

2.1 Purchase and Sale of Assets.

(a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, contribute, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens, Claims, and other interests and encumbrances (whether arising prior to or subsequent to the petition for the Chapter 11 Case) (except for the Assumed Obligations and Permitted Liens) to the fullest extent allowed by Law, and Purchaser shall purchase, acquire and take assignment and delivery of, for the consideration specified in Section 3.1, all properties, assets, rights, titles and interests of every kind and nature, owned, licensed or leased by Seller (including indirect and other forms of beneficial ownership) as of the Closing Date, whether tangible or intangible, real or personal and wherever located and by whomever possessed, including all of the following assets (all of the assets to be sold, assigned, transferred and delivered to Purchaser hereunder herein called the “Acquired Assets”; provided, that the Acquired Assets shall not include the Excluded Assets retained by Seller pursuant to Section 2.3 ):

(i) all billed and unbilled accounts, notes and credit card receivables (whether current or noncurrent) and all causes of action specifically pertaining to the collection of the foregoing;

(ii) all promotional allowances and vendor rebates and similar items;

(iii) all Intellectual Property, along with all goodwill associated therewith and the business symbolized thereby, all income, royalties, products, proceeds, damages and payments due or payable to Seller as of the Closing or thereafter, including damages and payments for past, present or future infringements, misappropriations or other causes of actions thereof, the right to sue and recover for past infringements, misappropriations or other causes of actions thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property in Seller’s possession or control;

(iv) all of Seller’s rights existing under the Assumed Executory Contracts (for the avoidance of doubt, a list of such Assumed Executory Contracts is set forth in Schedule 2.1(a)(iv)), as determined by Purchaser, to the extent that such Assumed Executory Contracts (A) have been entered into after the petition for the Chapter 11 Case, (B) have been assumed prior to the date of this Agreement pursuant to an Order of the Bankruptcy Court or (C) are assumed by Seller pursuant to Section 2.1(b);

(v) all safety deposit boxes, lock boxes and the like;

(vi) all owned machinery, equipment (including all transportation and office equipment), fixtures, trade fixtures, computer and information technology equipment and related data, telephone systems and furniture owned by Seller wherever located, including all such items which are located in any Facility;

(vii) all Inventory;

(viii) all owned office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind wherever located, including all property of any kind located in any building, office or other space leased, owned or occupied by Seller or in any warehouse where any of Seller’s properties and assets may be situated;

(ix) all security deposits and advances and prepaid assets and other current assets including any Tax receivables and Tax refunds;

(x) all claims, including Claims, deposits, prepayments, warranties, guarantees, refunds, reimbursements, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent);

(xi) the right to receive and retain mail, accounts, notes and credit card receivables payments and other communications;

(xii) the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the Closing;

(xiii) all Books and Records;

(xiv) all advertising, marketing and promotional materials;

(xv) other than as set forth on Schedule 2.1(xv), all Permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies;

(xvi) all goodwill as a going concern and all other intangible properties;

(xvii) all telephone numbers;

(xviii) all of Seller’s rights to be indemnified;

(xix) all rights to proceeds under insurance policies; and

(xx) all security deposits relating to Assumed Executory Contracts.

(b) Notwithstanding anything in this Agreement to the contrary, (i) Purchaser may revise Schedule 2.1(a)(iv) to eliminate or add any Lease or Contract from Schedule 2.1(a)(iv) and exclude from or include in, as applicable, the definition of Assumed Executory Contracts such Lease or Contract by providing written notice to Seller up to three (3) Business Days prior to the Sale Hearing and (ii) in the case of any such revision, Seller shall give notice to the other parties to any such Lease or Contract within twenty-four hours of such addition or elimination, and Seller shall use all reasonable efforts to obtain any necessary Bankruptcy Court approval for the assumption and assignment to Purchaser of such additional Assumed Executory Contracts.

(c) If Purchaser removes any real property lease from the list of Assumed Executory Contracts pursuant to the preceding Section 2.1(b) and simultaneously requests in writing that the Seller not immediately reject any such real property lease, Purchaser shall have a total of one hundred and fifteen (115) days from the Petition Date to decide to take assignment of such lease(s) provided: (i) Purchaser shall be responsible for all rent and other sums owing from the date of Closing by Seller under the particular lease until such lease is either assumed and assigned to Purchaser at Purchaser’s option (and following such assignment, such lease will be an Assumed Obligation hereunder of Purchaser) or such lease is rejected by order of the Bankruptcy Court; (ii) Purchaser shall provide written notice to Seller of its intention to take assignment of the particular real property lease or its consent to the Seller’s rejection of the real property lease on or before the 115th day following the Petition Date, and in the absence of such written notice, on or after the 116th day, Seller may move to immediately reject such real property lease (provided that notwithstanding any failure of Purchaser to provide such notice, Purchaser shall be obligated for all sums owing from the date of Closing under the leases until the date such leases are formally rejected).

(d) At any time, Seller may immediately move to reject any Contract which is an Excluded Contract, and any real property lease which is an excluded contract where Seller has not received written notice from Purchaser pursuant to the terms of Section 2.1(c) above, upon notice to Purchaser and Purchaser shall have the right to inform Seller up to fifteen (15) days following the date of the notice thereof to require the Seller to assume and assign such Excluded Contract to Purchaser provided any applicable cure costs shall be borne by Purchaser.

2.2 Assignment and Assumption of Liabilities.

(a) Subject to the terms and conditions set forth in this Agreement, including Section 2.4 hereto, Purchaser shall only assume from Seller and thereafter be responsible for the payment, performance or discharge of the Liabilities and obligations of Seller under the Assumed Executory Contracts arising after the Closing (the “Assumed Obligations”).

(b) Notwithstanding the foregoing provisions of Section 2.2(a), Purchaser may, in its sole discretion, elect to assume all or any portion of the Post-Petition Accounts Payable or Post-Petition Employee Compensation by providing written notice to Seller at any time prior to the Closing, and any Post-Petition Accounts Payable or Post-Petition Employee Compensation that are so assumed shall become Assumed Obligations hereunder (such assumed portions of the Post-Petition Accounts Payable and Post-Petition Employee Compensation, collectively the “Assumed Post-Petition Obligations”). For the avoidance of doubt, (i) if Purchaser does not elect to assume any of the Post-Petition Accounts Payable or the Post-Petition Employee Compensation by providing such notice to Seller, all Post-Petition Accounts Payable and Post-Petition Employee Compensation shall be Excluded Liabilities hereunder and shall be retained by Seller, and (ii) if Purchaser elects to assume only a portion of the Post-Petition Accounts Payable or Post-Petition Employee Compensation, only the portions so assumed shall be Assumed Post-Petition Obligations and all other amounts of Post-Petition Accounts Payable or Post-Petition Employee Compensation shall be Excluded Liabilities and shall be retained by Seller.

(c) Section 2.2(a) shall not limit any claims or defenses Purchaser may have against any party other than Seller. The transactions contemplated by this Agreement shall in no way expand the rights or remedies of any Third Party against Purchaser or Seller.

2.3 Excluded Assets.

Notwithstanding anything to the contrary in this Agreement, the following assets of Seller shall be retained by Seller and are not being sold or assigned to Purchaser hereunder (all of the following are referred to collectively as the “Excluded Assets”):

(a) any and all rights under this Agreement and avoidance claims or causes of action arising under the Bankruptcy Code or applicable state Law, including all rights and avoidance claims of Seller arising under chapter 5 of the Bankruptcy Code;

(b) all Contracts other than the Assumed Executory Contracts listed on Schedule 2.1(a)(iv) (taking into account any revisions to Schedule 2.1(a)(iv) made by Purchaser pursuant to Section 2.1(b)) (the “Excluded Contracts”);

(c) all cash (including checking account balances, certificates of deposit and other time deposits);

(d) all rights to proceeds under any director and officer liability insurance policies of Seller for claims arising prior to the Closing;

(e) any asset set forth on Schedule 2.3(e);

(f) all assets maintained pursuant to or in connection with any Employee Benefit Plan; and

(g) any equity securities of any other issuer owned by Seller and any notes receivable issued by any shareholder of the Seller in connection with the exercise of Seller’s stock options.

2.4 No Other Liabilities Assumed.

Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement, Purchaser will not assume, or in any way be liable or responsible for, any Liability of Seller (including Liabilities relating to the pre-petition or post-petition operation of the Business, the Excluded Assets or to the Acquired Assets (and the use thereof) or any outstanding checks), whether relating to or arising out of the Business, the Excluded Assets or the Acquired Assets or otherwise, other than the Assumed Obligations. In furtherance and not in limitation of the foregoing, except as specifically set forth in Section 2.2, neither Purchaser nor any of its Affiliates shall assume, and shall not be deemed to have assumed, any Liability of any kind or nature whatsoever of Seller resulting from, arising out of, relating to, in the nature of, or caused by (a) Indebtedness (other than Assumed Executory Contracts which are capitalized leases), (b) any Excluded Asset or Excluded Contract, (c) Taxes or escheat obligations of any kind or nature, (d) any Claim arising out of facts, events, circumstances, actions or inactions occurring on or prior to the Closing, (e) any Employee Benefit Plan, (f) any Excluded Environmental Liabilities, (g) any employees of Seller who are not Rehired Employees, any former employees or any retirees of Seller, or any dependents or beneficiaries thereof, (h) any breach of contract, breach of warranty, tort, infringement or other violation of the rights of another Person (including any Intellectual Property rights) or any lawsuits or violations of Law, (i) any other obligation of Seller or any predecessor or Affiliate of Seller whatsoever or any ERISA Affiliate other than the Assumed Obligations, (j) any Liability or obligation with respect to gift cards, gift certificates or the like, (k) any Liability of Seller arising under the WARN Act (whether prior to or after Closing), if any, including any such Liabilities arising out of or resulting in connection with the Closing and/or the consummation of the transactions contemplated by this Agreement, or (l) any Post-Petition Accounts Payable or Post-Petition Employee Compensation (unless expressly assumed by Purchaser pursuant to Section 2.2(b) (collectively, any such obligations, the “Excluded Liabilities”).

2.5 Deemed Consents.

Seller shall request that by providing notice of its intent to assume and assign any Contract or Lease, that the Bankruptcy Court deem the non-debtor party to such Contract or Lease to have consented to the sale if, and to the extent that, pursuant to the Sale Order or other Bankruptcy Court Order, Seller is authorized to assume and assign to Purchaser and Purchaser is authorized to accept such Assumed Executory Contracts pursuant to section 365 of the Bankruptcy Code.

2.6 Obligations in Respect of Assumed Executory Contracts.

To the extent that any Assumed Executory Contract is subject to a cure pursuant to section 365 of the Bankruptcy Code, Seller shall be responsible for such cure and pay any amounts related to such cure obligations; provided, however, that Seller shall be responsible for such cure and pay any amounts related to such cure obligations for any Contract or Lease that is added to Schedule 2.1(a)(iv) by Purchaser following the date of this Agreement (the “Cure Costs”). Purchaser shall be responsible for paying all costs and expenses accrued under any Assumed Executory Contract subsequent to the Closing Date.

2.7 Post-Closing Assignment of Contracts.

With respect to any Contract which is not set forth on Schedule 2.1(a)(iv) and provided such Contract has not been rejected by Seller pursuant to section 365 of the Bankruptcy Code, upon written notice(s) from Purchaser, as soon as practicable, Seller shall take all actions reasonably necessary to assume and assign to Purchaser pursuant to section 365 of the Bankruptcy Code any Contract(s) set forth in Purchaser’s notice(s), and any applicable costs incurred subsequent to the Closing Date shall be borne by Purchaser. The covenant set forth in Section 2.7 shall survive the Closing, subject to the rights of Seller under Section 2.1(d). Notwithstanding anything in this Agreement to the contrary, on the date any Contract is assumed and assigned to Purchaser pursuant to this Section 2.7, such Contract shall be deemed an Assumed Executory Contract and deemed scheduled on Schedule 2.1(a)(iv) under the appropriate heading for all purposes under this Agreement.

ARTICLE III

BASIC TRANSACTION

3.1 Payment of Purchase Price.

(a) In consideration of the sale, transfer, conveyance and assignment of the Acquired Assets to Purchaser at the Closing, Purchaser shall pay in cash to Seller at the Closing $5,700,000 less any Closing Inventory Adjustment as provided in Section 3.2 below (the “Purchase Price”) less the DIP Amount (the “Cash Consideration”), payable by wire transfer of immediately available funds to that account or accounts designated in writing by Seller.

(b) In addition, the Purchaser shall assume the Assumed Obligations.

(c) Payments made pursuant to this Section 3.1 shall be allocated among the assets purchased in accordance with Section 12.6.

3.2 Inventory Adjustment.

Immediately prior to the Closing Date, Seller and Purchaser shall take a physical inventory of all Inventory (the “Closing Date Inventory”). The Purchase Price shall be reduced for each dollar by which: (a) the book value of the usable Closing Date Inventory is less than $8,200,000, (b) the book value of the non-usable Closing Date Inventory is less than $400,000 and (c) the book value of the gift wrap Closing Date Inventory is less than $600,000. Book value of the Inventory shall be determined in accordance with Seller’s historical practices. Notwithstanding the foregoing, Buyer shall have the option, within its sole discretion, to waive its right to take a physical inventory as provided above.

3.3 Further Assurances.

From time to time after the Closing and without further consideration, (a) upon the request of Purchaser, Seller shall execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request in order to consummate more effectively the purchase and sale of the Acquired Assets as contemplated hereby and to vest in Purchaser title to the Acquired Assets transferred hereunder, or to otherwise more fully consummate the transactions contemplated by this Agreement, and (b) Purchaser, upon the request of Seller, shall execute and deliver such documents and instruments of contract or lease assumption as Seller may reasonably request in order to confirm Purchaser’s Liability for the Assumed Obligations or otherwise to more fully consummate the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

4.1 Seller’s Representations and Warranties.

Seller represents and warrants to Purchaser to the best of its Knowledge that the statements contained in this Article IV are correct and complete as of the Closing Date, except as expressly set forth in the schedules relating to this Article IV (the “Disclosure Schedules”). The information disclosed in any numbered part of the Disclosure Schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in this Agreement and shall not be deemed to relate to or to qualify any other representation or warranty unless the applicability of such disclosure to such other representation or warranty is reasonably apparent on its face. The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

4.2 Validity of Agreement.

Subject to any necessary authorization from the Bankruptcy Court, Seller has full power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. All Transaction Documents to which Seller is a party have been duly executed and delivered by Seller, except such Transaction Documents that are required by the terms hereof to be executed and delivered by Seller after the date hereof, in which case such Transaction Documents will be duly executed and delivered by Seller at or prior to the Closing, and, subject to any necessary authorization from the Bankruptcy Court, all Transaction Documents constitute, or will constitute, as the case may be, the valid and binding agreements of Seller, enforceable against Seller in accordance with their terms.

4.3 Organization, Standing and Power.

Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business in every jurisdiction in which it is required to be qualified. Subject to any necessary authorization from the Bankruptcy Court, Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on the Business as now being conducted, to execute and deliver the Transaction Documents, subject to Bankruptcy Court authorization and to perform its obligations thereunder, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors’ rights generally from time to time, and to general equitable principles.

4.4 No Conflicts.

Subject to the approval of the Bankruptcy Court, including pursuant to the entry of the Sale Order, none of the execution, delivery or performance of this Agreement and the Transaction Documents by Seller will (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of Seller’s Certificate of Incorporation or Bylaws, (b) result in the creation or imposition of any Lien upon any of the properties or assets of Seller, or (c) result in a violation or breach of any term or provision of any Law or Order applicable to Seller, other than such violations or breaches which would not materially and adversely affect the validity or enforceability of this Agreement of the Transaction Documents.

4.5 No Consents.

No consent, approval or action of, filing with or notice to any Governmental Authority is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, except (a) for consents, approvals or actions of and filings with or notice to the Bankruptcy Court and (b) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice would not materially and adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or any of the Transaction Documents or to perform its obligations hereunder or thereunder or have a Material Adverse Effect on the condition of the Business.

4.6 Legal Proceedings.

Except as set forth on Schedule 4.6 and except for Claims that will be discharged pursuant to an Order of the Bankruptcy Court:

(a) Other than the Chapter 11 Case, there are no Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller with respect to the Business or any of the Acquired Assets which would (i) result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents, or (ii) have a Material Adverse Effect on the Business; and

(b) Except for Orders of the Bankruptcy Court, there are no Orders outstanding against Seller.

4.7 Financial Statements.

Each of the consolidated financial statements of Seller for the fiscal years ended March 31, 2006 and March 31, 2007 and the fiscal quarter ended December 31, 2007, as filed with the U.S. Securities and Exchange Commission (the “SEC”), have been prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Seller as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, none of which is material, individually or in the aggregate, to Seller). Seller has not, since December 31, 2007, made any material change in the accounting practices or policies applied in the preparation of the above financial statements.

4.8 Title to Property.

Subject to receipt of the approval of the Bankruptcy Court pursuant to the Sale Order, Seller has, or at the Closing will have, the right to deliver to Purchaser good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets free and clear of all liens, claims and interests (other than Permitted Liens).

4.9 Brokers.

Except as set forth on Schedule 4.9, Seller has not incurred any Liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby.

4.10 Intellectual Property.

Except as set forth on Schedule 4.10, Seller (a) owns and possesses all right, title and interest in and to (or has the right to use pursuant to a license or other permission) the Intellectual

Property; (b) has no obligation to compensate any Person for the right to use any of the Intellectual Property (except, in the case of Intellectual Property that is licensed, for obligations pursuant to the applicable license agreement); (c) has not granted to any Person any license, option or other similar rights in or to any of the Intellectual Property; (d) has not received any written notice from any Person that challenges the validity or enforceability of any of the Intellectual Property; (e) has not received any notice from any Person challenging Seller’s ownership of, or right to use, any of the Intellectual Property; and (f) to the Knowledge of Seller, no Person is infringing upon or has misappropriated any of the Intellectual Property.

4.11 Inventory.

The book value of the Inventory as of the date of this Agreement is not less than $7,000,000 in usable Inventory, $1,500,000 in non-usable Inventory and $900,000 in gift wrap Inventory. The book value of the Inventory has been determined in accordance with Seller’s historical practices.

4.12 Limitations.

Except as expressly provided herein or in the Sale Order approving this Agreement, the Purchaser agrees and acknowledges that all transfers of the Acquired Assets are “as is” and “where is”, and acknowledges and agrees that the Seller makes no representation of any kind whatsoever with respect to the Acquired Assets or otherwise, express or implied, including but not limited to any representation or warranty regarding the title or condition of the Acquired Assets, or the fitness, desirability, or the merchantability thereof or suitability thereof for any particular purpose, the current or future tax liability, assessment or valuation of any of the Acquired Assets, the compliance of any of the Acquired Assets in their current or future state with applicable laws or the actual projected income or operating expense of the business or Acquired Assets. The Purchaser further acknowledges and represents that it has reviewed and inspected the Acquired Assets, has had the opportunity to inspect the books and records of the Seller and the public filing records, and enters into this Agreement after independent investigation of the facts and circumstances relating to the Acquired Assets, the operations of the business and the transactions described herein.

4.13 Contracts.

Seller has made available to Purchaser a correct and complete copy of each Assumed Executory Contract listed on Schedule 2.1(a)(iv) and each Excluded Contract listed on Schedule 2.3(b), and such Contracts shall collectively include all of Seller’s material Contracts and Leases. In addition, all executory contracts of Seller existing as of the date hereof are included on Schedule 2.1(a)(iv), Assumed Executory Contracts (other than any of Seller’s employment contracts and the financial consulting contract between Seller and Tatum LLC), and if any additional Contracts or Leases, that are not included on Schedule 2.1(a)(iv), are determined after the date hereof to constitute executory contracts, Purchaser shall have the right, in its sole discretion, to add such Contract or Lease to Schedule 2.1(a)(iv) and shall not be responsible for the Cure Costs in accordance with Section 2.6 above.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

5.1 Organization.

Purchaser is validly existing and in good standing under the Laws of the State of Delaware and has the full power and authority to execute, deliver and perform this Agreement and to consummate all transactions contemplated hereby.

5.2 Authority.

The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser and do not and will not violate any provisions of its organizational documents, any applicable Law or any agreement or instrument by which it is bound or Order binding upon it. This Agreement constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors’ rights generally from time to time in effect, and to general equitable principles.

5.3 No Conflicts or Violations.

The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by Purchaser do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any Third Party the right to modify, terminate or accelerate any obligation under, or (e) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other Governmental Authority, under any agreement or instrument to which Purchaser is bound or affected, or any Law to which Purchaser is subject or any Order to which Purchaser is subject.

5.4 Brokers.

Purchaser has incurred no Liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby.

5.5 Confidentiality.

In the event the transactions contemplated hereby are not consummated for any reason, without limiting the other rights and/or remedies of the parties, the Purchaser shall comply with all of the terms and provisions of the Confidentiality Agreement, and shall promptly return to the Seller, or destroy, all documents and other materials and all copies of the foregoing that were furnished to the Purchaser to date in connection with its due diligence investigation of the Seller, its assets or the Seller’s business, as provided therein.

5.6 Investigation.

The Purchaser has or will make its own investigation concerning the physical condition of the Acquired Assets and the business, the condition of title or any other matter pertaining to the Acquired Assets; and, other than the specific representations made by the Seller pursuant to this Agreement, the Purchaser is not relying on any representations, warranties or inducements of the Seller (or any agent of the Seller) with respect to the physical condition of the Acquired Assets, the condition of title to the Acquired Assets or any other matter pertaining to the Acquired Assets or related business.

5.7 No Other Representations or Warranties.

Except for the representations and warranties and covenants contained in this Agreement, Purchaser does not make any other express or implied representation or warranty with respect to the transactions contemplated hereby, and Purchaser disclaims any other representations or warranties, whether made by it or any of its Affiliates, officers, directors, employees, agents or representatives.

ARTICLE VI

COVENANTS OF SELLER; OTHER AGREEMENTS

6.1 Consents and Approvals.

(a) Seller and the Purchaser shall, at Seller’s sole cost and expense, use commercially reasonable efforts (i) to obtain all necessary consents and approvals, as reasonably requested by Purchaser, to consummate the purchase and sale of the Acquired Assets and the assignment of the Assumed Obligations, together with any other necessary consents and approvals to consummate the transactions contemplated hereby, including obtaining the Bidding Procedures Order and Sale Order, (ii) to make, as reasonably requested by Purchaser, all filings, applications, statements and reports to all authorities that are required to be made prior to the Closing Date by or on behalf of Seller or any of its Affiliates pursuant to any applicable Law in connection with this Agreement and the transactions contemplated hereby and (iii) to obtain, as requested by Purchaser, all required consents and approvals (if any) necessary to assign and transfer Seller’s Permits to Purchaser at Closing and, to the extent that one or more of Seller’s Permits are not transferable, to assist Purchaser in obtaining replacements therefor. In the event that certain of Seller’s Permits, or any Contract or other license or agreement necessary for the operation of the Business as presently conducted are not transferable or replacements therefor are not obtainable on or before the Closing, but such Permits, Contracts or other licenses or agreements are obtainable after the Closing, Seller shall continue to use such commercially reasonable efforts in cooperation with Purchaser after the Closing as may be required to obtain all required consents and approvals to transfer, or obtain replacements for, such Permits, Contracts or other licenses or agreements after Closing and shall do all things necessary to give Purchaser the benefits that would be obtained under such Permits, Contracts or other licenses or agreements, in each case at Seller’s sole cost and expense.

(b) Each of the parties shall give any other notices to, make any other filings with, and use reasonable best efforts to obtain, any other authorizations, consents and approvals of any Governmental Authority in connection with the matters contemplated by this Agreement.

6.2 Access to Information and Facilities.

Seller agrees that, prior to the Closing Date, Purchaser and its representatives (including its accountants, advisors, consultants and legal counsel) shall, upon reasonable notice and so long as such access does not unreasonably interfere with the business operations of Seller, have reasonable access during normal business hours to all Facilities and shall be entitled to make such reasonable investigation of the properties, businesses and operations of Seller (including any environmental audits and investigations or to conduct a physical inventory of the Inventory) and such examination of the Books and Records and financial condition of Seller as it reasonably requests and to make extracts and copies to the extent necessary of the Books and Records; provided, that Purchaser shall not conduct any soil sampling or similarly invasive environmental testing and shall be bound by and shall comply with the terms of the Confidentiality Agreement with respect to Purchaser’s ability to use or disclose any such information. Prior to the Closing Date, within 15 days after the end of each calendar month, Seller shall provide the Purchaser with Seller’s interim monthly and year-to-date financial statements for such month which shall include those parts of the internal management reports as requested by the Purchaser relating to such calendar month. Such interim financial statements shall (a) fairly present the financial condition of Seller as of the respective dates thereof and the results of operations and cash flows for the periods covered thereby (subject to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate) and to the absence of footnote disclosure) and (b) be in accordance with the Books and Records (which shall be accurate and complete).

6.3 Conduct of the Business Pending the Closing.

Except as otherwise expressly contemplated by this Agreement, from the date hereof until the Closing Date, Seller shall: (a) conduct the Business in the Ordinary Course of Business; (b) use commercially reasonable efforts to preserve intact the Business, to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others with whom or with which it has business relations; (c) maintain and operate the Acquired Assets in the Ordinary Course of Business and repair and continue normal maintenance, normal wear and tear expected; (d) continue to operate the Business in all material respects in compliance with all Laws applicable to Seller or the Business; (d) continue to (i) conduct the Business, (ii) operate the billing and collection policies and procedures with respect to the Business, (iii) maintain the books and records of the Business in the Ordinary Course of Business (iv) maintain the employees of Seller as set forth on Schedule 6.3; (e) promptly advise Purchaser in writing of the occurrence of any event that has had, or is reasonably expected to have, a Material Adverse Effect; (f) not sell, lease transfer, mortgage, encumber, alienate or dispose of the Acquired Assets; (g) not institute new methods of accounting that will vary materially from the methods used by Seller as of the date of this Agreement except as may be required by GAAP; (h) not enter into any Contract or purchase order not in the Ordinary Course of Business; (i) not sell Inventory (A) other than in the Ordinary Course of Business, (B) at a discount other than discounts consistent with past practice, not to exceed 25% with respect to any item (excluding the 172 items (i.e., not units) marketed on the “Clearance Sale” webpage of the Seller as of the date hereof and up to 50 additional items (i.e., not units) which may be identified in the Seller’s sole discretion), (C) in bulk; and (j) not take any action inconsistent with this Agreement or with the consummation of the Closing.

6.4 Notification of Certain Matters.

(a) Seller shall give notice to Purchaser, within twenty-four (24) hours of Seller’s Knowledge of the occurrence of the event giving rise to a notice obligation pursuant to this Section 6.4(a), of (i) the occurrence or nonoccurrence of any event that causes or would be likely to cause, directly or indirectly, any Material Adverse Effect on Seller, or (ii) any material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.4(a) shall not (x) be deemed to amend or supplement any of the Disclosure Schedules, (y) be deemed to cure any breach of any representation, warranty covenant or agreement or to satisfy any condition or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) Seller shall add Purchaser, and Purchaser’s counsel, to Seller’s so-called “Rule 2002 notice list” and otherwise provide notice to Purchaser of all matters that are required to be served on Seller’s creditors pursuant to the Bankruptcy Code and Rules.

6.5 Further Assurances.

Purchaser and Seller shall each execute all documents and take all actions as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated hereby. Purchaser and Seller shall each use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article VIII and Article IX, respectively, of this Agreement.

6.6 Bankruptcy Actions.

(a) As soon as practicable after the execution of this Agreement (and in no event later than one (1) business day thereafter), Seller shall make all filings necessary to commence the Chapter 11 Case in the Bankruptcy Court. Within two (2) business days after the execution of this Agreement, Seller shall file and serve a motion (together with supporting papers and with proper notice thereof on interested parties as required by the Bankruptcy Code and Rules) seeking entry of the Bidding Procedures Order on the Bankruptcy Court’s docket, which order will set a date for the Auction such that not less than the statutory notice of such Auction is provided and so as to allow Third Parties a meaningful opportunity to present an overbid. Seller shall seek a hearing in the Bankruptcy Court to approve entry of the Bidding Procedures Order on shortened notice no later five (5) Business Days after the date of commencement of the Chapter 11 Case.

(b) As soon as practicable following entry of the Bidding Procedures Order, Seller shall file with the Bankruptcy Court one or more motions seeking to approve the transaction contemplated hereby (collectively, the “Sale Motion”), which motion shall seek the Bankruptcy Court’s approval of this Agreement, Seller’s performance under this Agreement and the assumption and the assignment of the Assumed Executory Contracts (and to the extent contested by a Contract counterparty, Purchaser’s providing evidence thereof), pursuant to section 365 of the Bankruptcy Code. Purchaser shall take such actions as are reasonably requested by Seller to assist Seller in obtaining a finding by the Bankruptcy Court that the Purchaser is deemed to have purchased the Acquired Assets in good faith pursuant to section 363(m) of the Bankruptcy Code and that it has the necessary qualifications to show adequate assurance of future performance with respect to the Assumed Executory Contracts as required by section 365 of the Bankruptcy Code.

(c) A list of the Assumed Executory Contracts (as set forth on Schedule 2.1(a)(iv)) shall be filed as an exhibit to the Sale Motion if required by the Bankruptcy Court and otherwise shall be described in sufficient detail to provide adequate notice to the non-debtor party to such contracts. Upon revision of Schedule 2.1(a)(iv) by Purchaser pursuant to Section 2.1(b), Seller shall add any Assumed Executory Contracts to the exhibit or remove Assumed Executory Contracts from the exhibit, as applicable. Such exhibit shall set forth the amounts necessary to cure defaults under each of such Assumed Executory Contracts as determined by Seller based on the Books and Records. In cases in which Seller is unable to establish that a default exists, the relevant cure amount shall be set at $0.00.

(d) Seller will provide Purchaser with a reasonable opportunity to review and comment upon the proposed form of the Bidding Procedures Order and the Sale Order.

6.7 Exclusivity; Solicitation.

(a) Purchaser and Seller acknowledge that under the Bankruptcy Code the sale of Acquired Assets is subject to approval of the Bankruptcy Court. Purchaser and Seller acknowledge that to obtain such approval Seller must demonstrate that is has taken reasonable steps to obtain the highest or best price possible for the Acquired Assets, including giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the Acquired Assets to responsible bidders, entertaining higher or better offers from responsible bidders and, if necessary, conducting an Auction.

(b) Seller represents that, other than the transactions contemplated by this Agreement, Seller is not a party to or bound by any agreement with respect to a possible merger, sale, restructuring, refinancing or other disposition of all or any material part of the Business or the Acquired Assets.

(c) Seller acknowledges it has solicited other potential bids for the sale of the Business through the date of this Agreement. Pursuant to such efforts, and as consideration for substantial expenditures of time, effort and expense undertaken and continuing by the Purchaser in connection with the completion of its due diligence review of the business and the preparation, negotiation, and execution of this Agreement, Seller acknowledges and agrees that (i) the Purchaser shall be the stalking horse bidder at the Auction, (ii) no Person other than the Purchaser shall be the stalking horse bidder at the Auction and Seller shall not participate in any negotiations for the purpose of naming any Person other than the Purchaser as the stalking horse bidder in the Auction, and (iii) Seller shall actively oppose any effort by any other Person to be the stalking horse bidder; provided that consistent with its fiduciary duties to elicit the highest and best offer for the Acquired Assets and to conduct the Auction, Seller may solicit, encourage and negotiate higher or better offers for the Acquired Assets under the terms of the Bidding Procedures Order, and provided further that Seller may (A) in response to an acquisition proposal for some or all of the Acquired Assets that was not solicited after the date hereof, participate in negotiations or discussions with, request clarifications from, or furnish information to, any person which makes such acquisition proposal, and (B) continue discussions and negotiations and continue to provide information to any person, group or other entity with which Seller has been conducting such discussions or negotiations.

6.8 Confidentiality; Non-Disclosure.

Seller acknowledges and agrees that any materials developed by Purchaser or any of its representatives (including its accountants, advisors, environmental, labor, employee benefits and any other consultants, lenders and legal counsel) are the property of Purchaser and are confidential, shall be maintained as confidential by Seller and shall not be disclosed to any other Person. In the event Seller is required to disclose any such confidential information by Law or regulation as advised by counsel, or as may be necessary or appropriate in connection with the Chapter 11 Case, Seller shall promptly notify Purchaser in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Purchaser to obtain a protection order and otherwise preserve the confidentiality of such information consistent with applicable Law. Information subject to the confidentiality obligations in this Section 6.8 does not include any information which (x) at the time of disclosure is generally available to or known by the public (other than as a result of its disclosure in breach of this Agreement) or (y) becomes available on a non-confidential basis from a Person who is not bound by a confidentiality agreement with the Purchaser or its Affiliates or who is not otherwise prohibited from transmitting the information

6.9 Other Bids.

Purchaser acknowledges that both before and after entry of the Bidding Procedures Order on the Bankruptcy Court’s docket, Seller may solicit bids (“Bids”) from other prospective purchasers (collectively, “Bidders”) for the sale of all or substantially all of the Acquired Assets, on terms and conditions substantially the same in all respects to this Agreement (or improved terms) and in accordance with the procedures set forth in the Bidding Procedures Order and Section 8.2(d) below.

6.10 Excluded Assets and Liabilities.

Subsequent to the Closing, Seller agrees to indemnify, defend, protect, and save and hold Purchaser harmless with respect to the Excluded Assets and Excluded Liabilities. Seller’s obligations under this section shall be an administrative expense priority obligation under section 507(a)(2) of the Bankruptcy Code.

6.11 Non-Seller Subsidiaries.

To the extent that any Affiliate of Seller owns any property, assets, rights, titles or interests of any kind and nature which are or were heretofore used primarily in connection with the Business (other than the type of assets of any Affiliate of Seller described in Section 2.3(a)), Seller hereby covenants that it will (and it will cause its Affiliates to), from time to time, prior to or subsequent to the Closing, without further consideration, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all further acts, conveyances, transfers, assignments and assurances as reasonably may be required to convey or transfer to Purchaser any such property, assets, rights, titles or interests free and clear of all Liens and Liabilities.

6.12 Taxes.

(a) On or prior to the Closing (or after the Closing when due and payable, to the extent such Taxes are due and payable after the Closing), Seller shall pay all sales taxes, use taxes, payroll taxes, and Taxes which will be owed by Seller and attributable to periods prior to the Closing.

(b) Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges due and which may be payable by reason of the sale of the Acquired Assets or the assumption of the Assumed Obligations under this Agreement or the transactions contemplated herein shall be borne and timely paid by Seller, and Seller shall prepare and timely file all Tax Returns required to be filed in connection with such payments.

(c) Seller shall indemnify, defend (with counsel reasonably satisfactory to Purchaser), protect, and save and hold Purchaser harmless from and against any and all Claims, charges, interest or penalties assessed, imposed or asserted in relation to Seller’s obligations under this Section 6.12.

6.13 Payments.

Notwithstanding any indemnification provision herein by Seller, Seller will be permitted to (a) make payments in the ordinary course of business or as authorized by the Bankruptcy Court and the Purchaser will have no right of recourse against such payments, and (b) to obtain an order closing the Chapter 11 Case.

ARTICLE VII

COVENANTS OF PURCHASER

7.1 Assumed Obligations.

Subsequent to the Closing, Purchaser agrees to be responsible for the payment and performance of the Assumed Obligations.

7.2 Operation.

Purchaser shall be obligated to discharge, pay, perform and satisfy all of the duties, liabilities and obligations arising, from and after the Closing, from the ownership, maintenance, operation, use, development, sale or leasing of, or other operation of business with respect to the Acquired Assets and the Assumed Executory Contracts.

7.3 Further Assurances.

Purchaser shall execute such documents and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated hereby. Purchaser shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article IX of this Agreement.

All of Purchaser’s covenants set forth in this Article VII and under Article XII shall survive the Closing.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to satisfaction of the following conditions precedent on or before the Closing Date.

8.1 Warranties True as of Both Present Date and Closing Date; Covenants.

(a) All of the representations and warranties of Seller shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of that date) with the same force and effect as though made on and as of the Closing Date.

(b) Seller shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

8.2 Bankruptcy Condition.

(a) The Bidding Procedures Order shall have been entered on the docket by the Clerk of the Bankruptcy Court as soon as practicable and no later than ten (10) days after the date of commencement of the Chapter 11 Case or as soon thereafter as the Bankruptcy Court’s schedule permits. The Sale Order shall have been entered on the docket by the Clerk of the Bankruptcy Court on or before forty-five (45) days following the date of this Agreement.

(b) The Sale Order shall approve and authorize the assumption and assignment of the Assumed Executory Contracts and the Assumed Executory Contracts shall have been actually assumed and assigned to Purchaser such that the Assumed Executory Contracts will be in full force and effect from and after the Closing with non-debtor parties being barred and enjoined from asserting against Purchaser, among other things, defaults, breaches or claims (including, without limitation, cure claims under section 365 of the Bankruptcy Code, except as otherwise specifically provided in the Sale Order) existing as of the Closing or by reason of the Closing.

(c) The Bankruptcy Court shall have entered an order, binding on all parties in interest in the Chapter 11 Case (which may be the Sale Order) allowing a Claim by Purchaser in the Chapter 11 Case in an amount equal to the DIP Amount as a super-priority obligation under section 364(c)(1) of the Bankruptcy Code (subordinate to trustee and professional fees as provided in the separate DIP agreement), and, in each case, authorizing and approving the credit bid by Purchaser of the DIP Amount as contemplated by this Agreement pursuant to section 363(k) of the Bankruptcy Code.

(d) The Bidding Procedures Order shall provide, among other things, that:

(i) upon the first to occur of (A) the date Seller consummates an Alternative Transaction, (B) the date Seller files a chapter 11 plan contemplating the sale or retention of the Acquired Assets by Seller in a manner substantially inconsistent with the terms of this Agreement, or (C) the confirmation of a plan of reorganization of Seller by the Bankruptcy Court that does not contemplate the transactions contemplated by this Agreement, Seller shall immediately (x) pay (in cash) to Purchaser a breakup fee equal to five percent (5%) of the Purchase Price (the “Breakup Fee”) and (y) reimburse Purchaser (in cash) for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Purchaser in connection with the Bankruptcy Case and the negotiation, execution and delivery of this Agreement up to an aggregate amount of two percent (2%) of the Purchase Price (“Expense Reimbursement”);

(ii) Seller is authorized without further Bankruptcy Court action to pay any amounts that become due and payable to Purchaser pursuant to this Agreement (including, without limitation, the Breakup Fee and Expense Reimbursement) and that pursuant to section 507(a)(2) of the Bankruptcy Code, Purchaser shall have an allowed administrative expense priority claim for such amounts;

(iii) Credit the portion of the DIP Amount due and payable under section 363(k) of the Bankruptcy Code;

(iv) no party submitting any other offer to purchase the Acquired Assets or a Qualifying Bid shall be entitled to any expense reimbursement, breakup, or termination or similar fee or payment;

(v) prior to receipt by a prospective Bidder of any non-public information (including, without limitation, business and financial non-public information and access to representatives of Seller) from Seller, each Bidder will be required to execute an appropriate confidentiality agreement;

(vi) as part of any Bid, each Bidder shall submit a copy of this Agreement marked to show changes, along with any other bid package requirements to Seller and Purchaser, and place into escrow a cash deposit of no less than $100,000;

(vii) (A) an initial Bid will not be considered by Seller as qualified for the Auction unless such Bid is for an amount equal to or greater than the aggregate of the sum of (I) Purchase Price; and (II) the Purchase Price Protection; (B) any overbid Bids thereafter must be higher than the then existing lead Bid in increments of not less than $100,000 in cash; provided, however, any overbid Bids by Purchaser thereafter shall only be required to be equal to the sum of: (I) the then existing lead Bid plus (II) $100,000 less (III) the dollar value of the Breakup Fee and Expense Reimbursement; and (C) a higher Bid will not be considered by Seller as qualified for the Auction if: (I) such Bid contains financing or due diligence contingencies of any kind; (II) such Bid is not received by Seller and Purchaser in writing on or prior to the third (3rd) day prior to the Auction; or (IV) such Bid does not contain evidence that the Person submitting it has received debt and/or equity funding commitments or available cash sufficient in the aggregate to finance the purchase contemplated thereby, including proof of deposit into escrow of no less than $100,000 in cash (each Bid which meets the foregoing criteria constitutes, as applicable, a “Qualifying Bid”);

(viii) if one or more Qualifying Bids are submitted in accordance with the Bidding Procedures Order, Seller will conduct the Auction as set forth in this Agreement. At the Auction, Seller shall have the right to select the highest or best Bid from Purchaser and any Person who submitted a Qualifying Bid pursuant to Section 8.2(d)(vii) (the “Highest or Best Bid”), which will be determined by considering, among other things: (A) the number, type, and nature of any changes to this Agreement requested by each Bidder; (B) the extent to which such modifications are likely to delay closing of the sale of the Acquired Assets and the cost to Seller of such modifications or delay; (C) the total consideration to be received by Seller; (D) the likelihood of the Bidder’s ability to close a transaction and the timing thereof; and (E) the net benefit to the estate, taking into account Purchaser’s rights to the Breakup Fee and Expense Reimbursement;

(ix) at the Auction, Purchaser shall have the right to: (A) submit further Bids along with a markup of this Agreement and (B) at any time, request that Seller announce, subject to any potential new Bids, the then current Highest or Best Bid and, to the extent Purchaser requests, use reasonable efforts to clarify any and all questions Purchaser may have regarding Seller’s announcement of the then current Highest or Best Bid;

(x) unless otherwise agreed to by Purchaser, only the Persons who submitted Qualified Bids, the Purchaser, Seller’s pre-petition and post-petition lenders, any official committee appointed in the Chapter 11 Case, and the United States Trustee may participate in the Auction; and

(xi) Seller shall not contest any argument by Purchaser that it has standing to contest the Highest or Best Bid selected by Seller.

(e) Notwithstanding Sections 8.2(a) and 10.1, nothing in this Agreement shall preclude Purchaser or Seller from consummating the transactions contemplated herein if Purchaser, in its sole discretion, waives the requirement that the Sale Order or any other Order shall have become Final Orders. No notice of such waiver of this or any other condition to Closing need be given except to Seller’s pre-petition and post-petition lenders, any official committee appointed in the Chapter 11 Case, and the United States Trustee, it being the intention of the parties hereto that Purchaser shall be entitled to, and is not waiving, the protection of section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of Law if the Closing occurs in the absence of Final Orders.

8.3 Material Adverse Change.

There shall not have occurred a Material Adverse Change since the date of this Agreement.

8.4 Litigation.

No Order shall have been entered that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

8.5 Approvals.

All authorizations, consents, filings and approvals necessary to permit Seller to perform the transactions contemplated hereby shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Purchaser, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect. All terminations or expirations of waiting periods (and any extension thereof) imposed by any Governmental Authority necessary for the transactions contemplated under this Agreement, if any, shall have occurred.

8.6 Closing Certificate.

Seller shall have delivered to Purchaser a certificate signed by Seller, dated the date of the Closing Date (in form and substance reasonably satisfactory to Purchaser), certifying that the conditions specified in Sections 8.1 and Section 8.3 have been satisfied as of the Closing.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are, at the option of Seller, subject to the satisfaction of the following conditions precedent on or before the Closing Date.

9.1 Warranties True as of Both Present Date and Closing Date.

The representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of that date in all material respects) with the same force and effect as though made by Purchaser on and as of the Closing Date, except those qualified by materiality shall be true and correct in all respects. Purchaser shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

9.2 Bankruptcy Court Approval.

The Bankruptcy Court shall have entered an order approving of the execution of this Agreement by Seller and of the consummation by Seller of the transactions contemplated hereby that is not subject to Rules 6004(h) and 6006(d) of the Federal Rules of Bankruptcy Procedure.

9.3 Litigation.

No action, suit or other proceedings shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or involving a claim that consummation thereof would result in the violation of any Law.

9.4 Approvals.

All authorizations, consents, filings and approvals necessary to permit Purchaser to perform the transactions contemplated hereby shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Seller, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect. All terminations or expirations of waiting periods (and any extension thereof) imposed by any Governmental Authority necessary for the transactions contemplated under this Agreement, if any, shall have occurred.

9.5 Closing Deliveries.

Purchaser shall have delivered to Seller a certificate signed by Purchaser, dated the date of the Closing (in form and substance reasonably satisfactory to Seller) certifying that the conditions specified in Section 9.1 above have been satisfied as of the Closing.

ARTICLE X

CLOSING

10.1 Closing.

Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transaction contemplated by this Agreement (the “Closing”) will take place at the offices of Pedersen & Houpt, 161 North Clark St., Suite 3100, Chicago, Illinois at 11:00 A.M. Central time no later than the first business day after the date on which the conditions set forth in Article VIII and Article IX have been satisfied or waived, or on such other date or place as Purchaser and Seller may determine (the “Closing Date”).

10.2 Deliveries by Seller.

At the Closing, Seller shall deliver or procure delivery to Purchaser of:

(a) one or more bills of sale, in form and substance reasonably satisfactory to Purchaser, conveying in the aggregate all of the owned personal property of Seller included in the Acquired Assets, duly executed by Seller;

(b) one or more assignments and assumptions of the Assumed Obligations, in form and substance reasonably satisfactory to Purchaser (collectively, the “Assignment and Assumption”), duly executed by Seller;

(c) duly executed Intellectual Property Assignments, in form and substance reasonably satisfactory to Purchaser, each in recordable form to the extent necessary to duly assign such rights to Purchaser;

(d) an affidavit from Seller, dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to section 1445 of the Code certifying under penalties of perjury that Seller is not a foreign person pursuant to section 1445(b)(2) of the Code;

(e) certificates of title and title transfer documents to all titled motor vehicles;

(f) an assignment and assumption agreement with respect to Seller’s Permits and warranties in form and substance reasonably acceptable to Purchaser, whereby Seller shall assign to Purchaser all of their respective rights in and to any Permits and warranties relating (directly or indirectly) to the Acquired Assets or the Business, to the extent such Permits and warranties are assignable;

(g) all the Books and Records, and any data related to the Business;

(h) such other instruments, in form and substance, reasonably satisfactory to Purchaser, as are necessary to vest in Purchaser good and marketable title in and to the Acquired Assets in accordance with the provisions hereof;

(i) such documentation as may be necessary to change the authorized signatories on any bank accounts to be transferred hereby or powers of attorney relating (directly or indirectly) to the Acquired Assets or the Business; and

(j) a certified copy of the Sale Order.

10.3 Deliveries by Purchaser.

At the Closing, Purchaser will deliver (a) to Seller (i) the Assignment and Assumption duly executed by Purchaser and (ii) shall pay by wire transfer an amount equal to the Cash Consideration.

10.4 Form of Instruments.

To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Purchaser and Seller.

ARTICLE XI

TERMINATION; TERMINATION PAYMENT

11.1 Termination.

This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written agreement of Purchaser and Seller;

(b) by either Purchaser or Seller if there shall be in effect a Final Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(c) by either Purchaser or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach or misrepresentation of any of the representations or warranties or a material breach of any of the covenants or obligations set forth in this Agreement on the part of Seller, on the one hand, or the Purchaser on the other hand, which breach would give rise to the failure of the conditions set forth in Section 8.1 or 9.1, as applicable, and such breach is not cured within ten days following written notice to the party committing such breach or which breach, by its nature, cannot be cured prior to the Closing;

(d) by Purchaser or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if it shall have reasonably determined that a material condition set forth in Article IV, Article VIII and Article IX for the benefit of the terminating party has not been or cannot be fulfilled or satisfied prior to the Termination Date and has not been waived by the terminating party, provided that the terminating party shall not be responsible for the failure of such condition to be satisfied;

(e) by Purchaser if Seller (i) seeks or supports Bankruptcy Court approval of an Alternative Transaction (other than to or by Purchaser) or a chapter 11 plan contemplating the sale or retention of the Acquired Assets in a manner substantially inconsistent with the terms of this Agreement or (ii) executes and delivers an agreement or understanding of any kind with respect to an any of the items described in the foregoing clause (i);

(f) by Purchaser or Seller if the Bankruptcy Court enters an order approving any Alternative Transaction (other than the sale of the Business and the Acquired Assets to Purchaser);

(g) by Purchaser or Seller on any day on or after May 30, 2008 (the “Termination Date”) if the Closing shall not have been consummated by such date (or by such later date as shall be mutually agreed to by Purchaser and Seller in writing), unless the Closing has not occurred due to a material failure of the terminating party to perform or observe its covenants or obligations as set forth in this Agreement required to be performed or observed by it on or before the Closing Date;

(h) by Purchaser if there is any “Event of Default” as defined under the DIP Facility; and

(i) by Purchaser or Seller if the Bankruptcy Court fails to approve the Bidding Procedures Order.

11.2 Breakup Fee and Expense Reimbursement.

(a) Upon the first to occur of (i) the date Seller consummates an Alternative Transaction or (ii) following approval of the Bidding Procedures Order, on the date Seller files a chapter 11 plan contemplating the sale or retention of the Acquired Assets by Seller in a manner substantially inconsistent with the terms of this Agreement, Seller shall immediately pay (in cash) to Purchaser the Breakup Fee and Expense Reimbursement, which shall be a super-priority administrative expense claim senior to all other administrative expense claims of Seller under section 364(c)(1) of the Bankruptcy Code.

(b) If Purchaser terminates this Agreement pursuant to Section 11.1(c) as a result of a material breach or default by Seller and Purchaser is not in material breach of this Agreement, Seller shall pay to Purchaser $108,000 in cash as complete liquidated damages hereunder, such payment to constitute a super-priority administrative obligation of Seller under section 364(c)(1) of the Bankruptcy Code. In no event shall Purchaser be entitled to receive payment under both this Section 11.2(b) and Section 11.2(a).

(c) Within three (3) Business Days of the signing of the Agreement, Purchaser shall deliver $108,000 to an escrow agent to be mutually agreed upon by Purchaser and Seller (the “Escrow Agent”). Upon termination of the Agreement by Seller pursuant to Section 11.1(c) as a result of a material breach or default by Purchaser, and provided Seller is not in material breach of this Agreement, within three (3) Business Days following such termination, Purchaser and Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to pay such funds to Seller as complete liquidated damages hereunder. In the absence of such breach or default, Purchaser shall be entitled to receive all such funds from the Escrow Agent upon the Closing.

(d) Each of the parties’ obligations to make payments pursuant to this Section 11.2 shall survive termination of this Agreement, other than in an instance in which this Agreement is terminated as a result of the Bankruptcy Court’s failure to approve the Bidding Procedures Order (for reason other than Seller’s breach of an obligation under this Agreement).

11.3 Effect of Termination or Breach.

If the transactions contemplated hereby are not consummated (a) this Agreement shall become null and void and of no further force and effect, except (i) for this Section 11.3 and (ii) for the provisions of Sections 6.8, 11.2, 13.1, 13.2, 13.4, 13.7, 13.8, 13.9, 13.10, 13.11, and 13.12 hereof, each of provisions set forth in (i) and (ii) above to survive the termination of this Agreement; (b) the receipt by the Purchaser of the Breakup Fee and Expense Reimbursement, which shall be payable in accordance with Section 11.2, shall be the Purchaser’s sole and exclusive remedy (as liquidated damages) other than for claims based on actual fraud, and the Purchaser shall not be entitled to any other damages, losses, or payment from Seller, and Seller shall have no further obligation of Liability of any kind to the Purchaser or its Affiliates on account of this Agreement; and (c) if this Agreement is terminated for any reason other than the termination of this Agreement by Seller pursuant to Section 11.1(c), Seller shall not be entitled to any damages, losses, or payment from Purchaser, and Purchaser shall have no further obligation or Liability of any kind to Seller or any of its Affiliates on account of this Agreement. The Purchaser’s obligations under the Confidentiality Agreement shall survive the termination of this Agreement. Notwithstanding anything provided here to the contrary, in the event that this Agreement is terminated as a result of the failure of the Bankruptcy Court to approve the Bidding Procedures Order (for reason other than Seller’s breach of an obligation under this Agreement), Seller shall not be obligated to pay the Breakup Fee or Expense Reimbursement.

ARTICLE XII

ADDITIONAL POST-CLOSING COVENANTS

12.1 Employees.

(a) Purchaser shall offer employment immediately prior to the Closing (but contingent on the occurrence of the Closing) to such employees of Seller actively employed or engaged principally in the Business as of the Closing Date as determined by Purchaser in its sole discretion (such employees who accept such offer of employment, the “Rehired Employees”) on terms and conditions as determined by Purchaser in its sole discretion.

(b) Nothing contained in this Agreement shall confer upon any employee of Seller prior to the Closing or Rehired Employee any right with respect to continuance of employment by Purchaser or any of its Affiliates, nor shall anything herein interfere with the right of Purchaser or any of its Affiliates to terminate the employment of any employee, including any Rehired Employee, at any time, with or without notice and for any or no reason, or restrict Purchaser or any of its Affiliates in modifying any of the terms or conditions of employment of any employee, including any Rehired Employee, after the Closing.

12.2 Joint Post-Closing Covenants of Purchaser and Seller.

Purchaser and Seller jointly covenant and agree that, from and after the Closing Date, Purchaser and Seller will each use commercially reasonable efforts to cooperate with each other in connection with any action, suit, proceeding, investigation or audit of the other relating to (a) the preparation of an audit of any Tax Return of Seller or Purchaser for all periods prior to or including the Closing Date and (b) any audit of Purchaser and/or any audit of Seller with respect to the sales, transfer and similar Taxes imposed by the Laws of any state or political subdivision thereof, relating to the transactions contemplated by this Agreement. In furtherance hereof, Purchaser and Seller further covenant and agree to promptly respond to all reasonable inquiries related to such matters and to provide, to the extent reasonably possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith. All costs and expenses incurred in connection with this Section 12.2 referred to herein shall be borne by the party who is subject to such action.

12.3 Certain Consents.

If a consent of a Third Party which is required in order to assign any Acquired Asset (or Claim, right or benefit arising thereunder or resulting therefrom) is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest in question to Purchaser, Seller will cooperate with Purchaser and use commercially reasonable efforts in any lawful arrangement to provide that Purchaser shall receive the interests of Seller in the benefits of such Acquired Asset. If any consent or waiver is not obtained before the Closing Date and the Closing is nevertheless consummated, Seller agrees to continue to continue to use commercially reasonable efforts to obtain all such consents as have not been obtained prior to such date.

12.4 Post-Closing Operation of Seller; Name Changes.

Provided Purchaser is approved as the successful bidder at the Auction, from and after the Closing, Seller will cease its operations and will not engage in any competitive business whatsoever, except for matters required by the Bankruptcy Court, including collecting receivables, selling Excluded Assets, the handling of returns and gift certificates, notifying customers and suppliers that Seller is going out of business, minor ministerial matters not related to the Business, or enforcing its rights and performing its obligations under this Agreement. Promptly after the Closing, Seller shall take all necessary action to change its name to a name bearing no resemblance to the names set forth on the signature pages to this Agreement and will file such documents as are necessary to reflect such name change in the States in which Seller is incorporated and the other jurisdictions where Seller is qualified to do business as a foreign entity. Seller agrees to promptly notify Purchaser of such name change and the name chosen by Seller. Purchaser agrees and acknowledges that it shall not change its name to the name of Seller prior to the Closing. Notwithstanding the foregoing, Seller may refer to “RedEnvelope, Inc.” as a former name for legal and noticing purposes in the Chapter 11 Case and other legal documents.

12.5 Accounts Receivable; Collections.

After the Closing, Seller shall permit, and hereby authorizes, Purchaser to collect, in the name of Seller, all accounts, notes and credit card receivables constituting part of the Acquired Assets and to endorse with the name of Seller for deposit in Purchaser’s account any checks or drafts received in payment thereof. Seller shall promptly deliver to Purchaser any cash, checks or other property that Seller may receive after the Closing in respect of any accounts, notes and credit card receivables or other asset constituting part of the Acquired Assets.

12.6 Tax Matters.

Purchaser shall, within 120 days after the Closing Date, prepare and deliver to Seller a schedule allocating the Purchase Price (and any other items that are required for federal income tax purposes to be treated as part of the purchase price) among the Acquired Assets in accordance with the requirements of section 1060 of the Code (such schedule, the “Allocation”). Purchaser and Seller shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any Governmental Authority or any other proceeding). Purchaser and Seller shall cooperate in the filing of any forms (including Form 8594 under section 1060 of the Code) with respect to such Allocation. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 12.6 shall survive the Closing without limitation.

ARTICLE XIII

MISCELLANEOUS

13.1 Survival.

The representations and warranties contained in this Agreement shall not survive the Closing. Each of the covenants and obligations of Purchaser and Seller in this Agreement and in the other Transaction Documents shall survive in accordance with their respective terms.

13.2 Expenses.

(a) Except as provided in Section 8.2(d) or 11.2 hereof, each party hereto shall bear its own costs and expenses, including attorneys’ fees, with respect to the transactions contemplated hereby. Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding (i.e., the party who, in light of the issues contested or determined in the action or proceeding, was more successful) shall be entitled to have and recover from the non-prevailing party such costs and expenses (including all court costs and reasonable attorneys’ fees) as the prevailing party may incur in the pursuit or defense thereof.

13.3 Amendment.

This Agreement may not be amended, modified or supplemented except by a written instrument signed by Seller and Purchaser.

13.4 Notices.

Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of transmission if sent by telex, telecopy, email or other wire transmission (with answer back confirmation of such transmission, and, if sent by email, provided that a copy of such notice, request or instruction or other document be sent by overnight delivery), (c) upon delivery, if delivered by a nationally known commercial courier service providing next day delivery service (such as Federal Express), or (d) upon delivery, or refusal of delivery, if deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid:

To Seller:	RedEnvelope, Inc.
149 New Montgomery Street
San Francisco, California 94105
Attn: Board of Directors

with a copy (which shall not constitute notice to):	Morrison & Foerster LLP 12531 High Bluff Drive San Diego, California 92130-2040 Attn: Christopher M. Forrester Fax: (858) 720-5125

To Purchaser, to:	Creative Catalogs Corporation
19W661 101st Street
Lemont, Illinois 60439
Attn: John Semmelhack
Fax: (630) 783-6400

with a copy (which shall not constitute notice) to:	Pedersen & Houpt 161 North Clark Street, Suite 3100 Chicago, Illinois 60601 Attn: John H. Muehlstein Fax: (312) 261-1112

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

13.5 Waivers.

The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing by Seller in the case of a waiver by Seller, or Purchaser, in the case of any waiver by Purchaser, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach of other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

13.6 Counterparts and Execution.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

13.7 SUBMISSION TO JURISDICTION.

THE PARTIES HEREBY AGREE THAT ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, SUITS, AND PROCEEDINGS RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS CONTEMPLATED HEREIN SHALL BE FILED AND MAINTAINED ONLY IN THE BANKRUPTCY COURT, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF SUCH COURT.

13.8 Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable Delaware principles of conflicts of Law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

13.9 Binding Nature; Assignment.

Subject to approval of the Bankruptcy Court, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other party (which shall not be unreasonably withheld or delayed); except that (a) Purchaser may assign any of its rights and obligations hereunder to any Affiliate or Subsidiary of Purchaser (whether wholly owned or otherwise) or to its lenders and, following the Closing, in whole or in part to any successor-in-interest to any Person acquiring all or any portion of the Business or the Acquired Assets; (b) the rights and interests of Seller hereunder may be assigned to a trustee appointed under chapter 11 or chapter 7 of the Bankruptcy Code; (c) this Agreement may be assigned to any entity appointed as a successor to Seller pursuant to a confirmed chapter 11 plan; and (d) as otherwise provided in this Agreement. Seller hereby agrees that Purchaser may grant a security interest in its rights and interests hereunder to its lenders, and Seller will sign a consent with respect thereto if so requested by Purchaser or its lenders (upon approval by the Bankruptcy Court as necessary), and that the terms of this Agreement shall be binding upon any subsequent trustee appointed under chapter 11 or chapter 7 of the Bankruptcy Code.

13.10 No Third Party Beneficiaries.

This Agreement is solely for the benefit of the parties hereto and nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and permitted assigns and any Persons named as an indemnitee herein, any rights, remedies, obligations, Claims, or causes of action under or by reason of this Agreement.

13.11 Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

13.12 Public Announcements.

Except as required by this Agreement, Law or in connection with the Chapter 11 Case, neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto relating to the contents and manner of presentation and publication thereof, which approval will not be unreasonably withheld, delayed or conditioned. Prior to making any public disclosure required by applicable Law, Seller shall give Purchaser a copy of the proposed disclosure and reasonable opportunity to comment on the same and shall use its best efforts to include Purchaser’s comments in such public disclosure. For purposes of clarity, the reference to “applicable Law” in the preceding sentence does not include filings in the Chapter 11 Case.

13.13 Entire Understanding.

This Agreement, the other Transaction Documents and the Schedules set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and the Agreement and the Schedules supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and are not intended to confer upon any other Person any rights or remedies hereunder.

13.14 Closing Actions.

All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent, and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to the Closing).

13.15 Conflict between Transaction Documents.

The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement or document referred to herein other than the DIP Facility, this Agreement shall govern and control.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered on the date first above written.

PURCHASER:

CREATIVE CATALOGS CORPORATION

By:	/s/ John Semmelhack
Name:	John Semmelhack
Title:	Chief Executive Officer

SELLER:

REDENVELOPE, INC.:

By:	/s/ Philip Neri
Name: Title:	Philip Neri Chief Financial Officer

SIGNATURE PAGE TO THE ASSET PURCHASE AGREEMNT